Exhibit 99.1

REVA ENTERS PERIPHERAL ARTERY DISEASE SPACE WITH FIRST-EVER CE MARK OF A BIORESORBALE SCAFFOLD FOR BELOW THE KNEE THERAPY

Sydney, Australia and San Diego, California (Thursday, 26 July 2018 - AEST) – REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”), a leader in bioresorbable polymer technologies for vascular applications, today announced that its MOTIV™ bioresorbable scaffold is the first drug-eluting bioresorbable scaffold to receive CE Mark approval for treatment of below the knee peripheral artery disease. Late last year, REVA announced its plans to expand use of its bioresorbable scaffold technology in peripheral artery disease. The approval of MOTIV delivers that milestone and for the first time brings bioresorbable technology to this patient population.

MOTIV is made from Tyrocore, REVA’s proprietary polymer designed specifically for vascular scaffolds. Tyrocore is inherently radiopaque, making MOTIV visible under x-ray to ensure accurate placement in the artery. The Company will identify over the next few months select centers to assess the product’s performance, inform future product development activities and determine its complete commercial strategy in peripheral vascular applications. REVA expects MOTIV’s first use in patients to be in late 2018 or early next year.

“REVA did not just achieve its own milestone with CE Mark of MOTIV, we achieved a therapeutic milestone for patients with critical limb ischemia (“CLI”),” said Reggie Groves, REVA’s CEO. “Tyrocore and our polymer technology have a broad range of therapeutic applications. This is our first step beyond the coronary arteries, and we look forward to bringing a new treatment option to peripheral artery disease patients and their physicians.”

The most common indication for patients receiving below the knee (“BTK”) revascularization is CLI. If left untreated, CLI can progress to severe infection and amputation. Patients with CLI below the knee are a substantially underserved population. It is estimated that approximately 1.5 million people are affected by CLI, but only 150,000 interventional revascularization procedures are performed every year.

Research has shown that early-stage intervention is cost-effective and efficacious compared to late stage treatments like amputation. These interventions are intended to restore blood flow to the blocked artery in order to reduce pain and save the limb. Drug-eluting bioresorbable scaffolds such as MOTIV present a significant opportunity to improve the treatment of patients suffering from CLI because of the potential to extend drug delivery and to enable retreatment without the risks associated with metal stents.

About MOTIV

MOTIV is a sirolimus-eluting bioresorbable scaffold developed for the treatment of BTK peripheral artery disease (“PAD”). Treatment options for BTK patients are very limited, and many patients progress to amputation. MOTIV has the potential to expand treatment options for millions of patients suffering from PAD.

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111     •     +1 (858) 966-3000     •     +1 (858) 966-3099 (FAX)     •     www.revamedical.com

AUSTRALIAN OFFICE:  Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000     •     +61 2 9237 2800

ARBN 146 505 777             REVA Medical, Inc. is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability

REVA Medical, Inc. – ASX AnnouncementPage 2

About REVA Medical

REVA Medical is a medical device company focused on the development and commercialization of bioresorbable polymer technologies for vascular applications. The Company’s lead products are the Fantom and Fantom Encore bioresorbable vascular scaffolds for the treatment of coronary artery disease. REVA is currently selling Fantom in Germany, Switzerland, Austria, Turkey and Italy. REVA is based in San Diego, California, and employs more than 50 people in the U.S. and Europe.

Fantom, Fantom Encore, MOTIV, and Tyrocore are trademarks of REVA Medical, Inc.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management's beliefs, assumptions, and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating plans or performance and events or developments that may occur in the future, are forward-looking statements, such as those statements regarding the projections and timing surrounding commercial operations and sales, clinical trials, pipeline product development, and future financings. No undue reliance should be placed on forward-looking statements. Although management believes forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to vary materially from those expressed in forward-looking statements, including the risks and uncertainties that are described in the "Risk Factors" section of our Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the “SEC”) on March 7, 2018, and as updated in our periodic reports thereafter. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

United States	Australia	Australia
Investor & Media Enquiries:	Investor Enquiries:	Media Enquiries:
REVA Medical, Inc.	Inteq Limited	Buchan Consulting
Brandi Roberts	Kim Jacobs	Rebecca Wilson
Chief Financial Officer	+61 438 217 279	+61 3 9866 4722
+1 858-966-3003	Andrew Cohen +61 408 333 452
Cheryl Liberatore
Director, Communications
+1 858-966-3045
ir@revamedical.com David Schull Russo Partners +1 858-717-2310 david.schull@russopartnersllc.com

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111     •     +1 (858) 966-3000     •     +1 (858) 966-3099 (FAX)     •     www.revamedical.com

AUSTRALIAN OFFICE:  Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000     •     +61 2 9237 2800

ARBN 146 505 777             REVA Medical, Inc. is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability